                                                                    EXHIBIT 10.4

Confidential Treatment has been requested with respect to portions of the agreement indicated with an asterisk [*]. A complete copy of this agreement, including the redacted terms, has been separately filed with the Securities and Exchange Commission.

                        E COMMERCE MANAGEMENT AGREEMENT
                        -------------------------------

     THIS E - Commerce Agreement dated the ___ day of ______________, 1999 by and between Global Sports Interactive, Inc., a Pennsylvania corporation (hereinafter referred to as "GSI") with an address of 555 South Henderson Road, King of Prussia, PA 19406 and Sport Chalet, Inc., a Delaware corporation (hereinafter referred to as "Retailer") with an address of 920 Foothill Boulevard, La Canada, California, 91011.

                             W I T N E S S E T H:

     WHEREAS, GSI is in the business of creating and operating all aspects of an E-Commerce Shopping Experience, including servicing and fulfilling the on-line retail sales of selected merchants; and

     WHEREAS, Retailer desires to enter into an exclusive agreement with GSI pursuant to which GSI will act as an Outsourcing Company providing the Retailer's on-line customers the complete E-Commerce Shopping Experience, all upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.   DEFINITIONS. As used herein, the following terms shall have the following
     -----------
     meaning:

     1.1 "Advertising Co-op and Discretionary Funds" shall mean amounts earned by or allocated to the Retailer by its vendors, the purpose of which is to advertise that vendor's brand or to use at the Retailer's discretion.

     1.2 "Categories" shall mean the various types of product groups (e.g. athletic footwear, camping, in line skates, etc.) offered for sale by the Retailer in its Land Based stores.

     1.3 "Closeout Merchandise" shall mean end of season or excess merchandise that is priced at a greater than normal discount.

     1.4  "Complete URL Integration" shall mean the display of

          Retailer's URL in all of Retailer's marketing and communications.

     1.5 "Confidential Information" shall mean as that term is defined in paragraph 7.1 of this Agreement.

     1.6 "Cross Promotion" shall mean the use of the Retailer's URL, name and logo on other than the Retailer's Web Site for the purpose of promoting the Retailer's Web Site.

     1.7 "Customary Pricing Structure" shall mean the policy generally employed by the Retailer in determining the prices of merchandise in its Land Based Stores.

     1.8 "Customer Data" shall mean as that term is defined in paragraph 4.1 of this Agreement.

     1.9 "Data Bases" shall mean as that term is defined in paragraph 4.2 of this Agreement.

     1.10 "Defective Allowance" shall mean a discount granted by a manufacturer to a retailer as a result of defective merchandise received by the retailer and pursuant to which, the retailer also retains the merchandise.

     1.11 "Disclosing Party" shall mean the party disclosing Confidential Information.

     1.12 "Domain Name" shall mean as that term is defined in paragraph 1.1 of the Web Site Development Agreement (as hereinafter defined).

     1.13 "E-Commerce" shall mean the Retailer's specific business conducted through the Internet.

     1.14 "E-Commerce Orders" shall mean the orders for merchandise placed by customers of the Retailer's Web Site.

     1.15 "E-Commerce Outsourcing Manager" shall mean GSI.

     1.16 "E-Commerce Shopping Experience" shall mean the shopping for and purchasing of merchandise through the Internet.

     1.17 "Flight Date" shall mean the date on which Retailer's advertising is scheduled to run for the first time.

     1.18 "Force Majeure Event" shall mean as that term is defined in Article 18 of this Agreement.

     1.19 "GSI Content" shall mean as defined in paragraph 1.6 of the Web Site Development Agreement.

     1.20 "In Line Merchandise" shall mean current merchandise available to be carried by the Retailer in its Land Based Stores from Retailer's current or future vendors.

     1.21 "Internet" shall mean the collection of interconnected networks that all use the TCP/IP protocols.

     1.22 "Land Based Stores" shall mean the Retailer's stores located in shopping districts, strip shopping centers and shopping malls.

     1.23 "Land Based Stores Gift Certificates" shall mean gift certificates offered for sale on the Retailer's Web Site for merchandise sold only in Retailer's Land Based Stores.

     1.24 "Launch Date" shall mean the date on which GSI commences operation of the Retailer's Web Site to the public.

     1.25 "Markdowns" shall mean merchandise in Retailer's inventory offered for sale at less than the price it was originally offered for.

     1.26 "Milestone Delivery Schedule" shall mean as defined in paragraph 1.5 of the Web Site Development Agreement.

     1.27 "On Line Customer" shall mean Retailer's customer who browses for or purchases On Line Merchandise on the Retailer's Web Site.

     1.28 "On Line Customer Loyalty Programs" shall mean programs established to encourage repeat business from On Line Customers.

     1.29 "On Line Merchandise" shall mean merchandise to be sold on the Retailer's Web Site.

     1.30 "Outsourcing Company" shall mean a company which provides E-Commerce Services for traditional Retailers.

     1.31 "Price Matching" shall mean a Retailer's policy pursuant to which it addresses another retailer's lower price on a particular item of merchandise.

     1.32 "Production Schedule" shall mean as defined in paragraph 1.9 of the Web Site Development Agreement.

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     1.33 "Project Manager" shall mean an employee of Retailers who is assigned exclusively to work with GSI in supplying GSI with Retailer Content.

     1.34 "Receiving Party" shall mean the party receiving Confidential Information.

     1.35 "Retailer Content" shall mean as defined in paragraph 1.10 of the Web Site Development Agreement.

     1.36 "Retailer's Net Cost" shall mean the amount paid by the Retailer for merchandise from its vendors after deduction of cash or anticipation discounts, marketing allowance, Defective Allowance, volume allowance and any other discount offered by vendors, but excluding any marketing funds granted to Retailer by a manufacturer as an overall marketing allowance and not based upon the number of units or dollars purchased.

     1.37 "Retailer's Warehouse" shall mean the place at which Retailer receives delivery of merchandise from its vendors.

     1.38 "Special Makeups" shall mean merchandise manufactured for the Retailer exclusively.

     1.39 "Term" shall be as defined in Section 2.2 of this Agreement.

     1.40 "URL" shall mean the address of the Web Site on the Internet.

     1.41 "Web" shall mean the World Wide Web.

     1.42 "Web Site" shall mean as defined in paragraph 1.12 of the Web Site Development Agreement.

     1.43 "Web Site Development Agreement" shall mean the agreement by and between GSI and Retailer attached to this Agreement as Exhibit "A".

     1.44 Product Information" shall mean as defined in paragraph 1.14 of the Web Site Development Agreement.

2.   AGREEMENT AND TERM
     ------------------

     2.1  Agreement. During the Term GSI shall provide the Retailer with those
          ---------
          Web Site services as hereinafter specified.

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     2.2  Term. The Term of this Agreement shall commence upon the execution of
          ----
          this Agreement and shall expire [*] years after the Launch Date ("Expiration Date"). GSI shall use reasonable efforts to advise Retailer ten days prior to the expected Launch Date. Notwithstanding any other dates and/or schedules in the attached Web Site Development Agreement, the Launch Date shall occur between the period of October 1, 1999 and December 1, 1999 ("Commencement Period"). GSI's obligation to commence operation of the Web Site during the Commencement Period shall be contingent on Retailer complying with the deadlines set forth on the Milestone Delivery Schedule set forth on Attachment B to the Web Site Development Agreement and on the Production Schedule to be agreed upon by the parties. Retailer acknowledges the urgency of complying with the deadlines set forth in the Milestone Delivery Schedule and the Production Schedule and shall give GSI its full cooperation to ensure that such deadlines are satisfied. Notwithstanding anything contained herein to the contrary, in the event that the Retailer does not comply with such deadlines and GSI has given Retailer written notice of its failure to comply, then, for each day of such non compliance, the Commencement Period shall be extended by one day.

     2.3  Extensions of Term.
          ------------------

          a. This Agreement shall automatically renew itself for an additional five years ("First Option Period") unless terminated by GSI or Retailer with written notice to the other party no later than ninety
          (90) days prior to the expiration of the then current Term, as such Term may have been extended.

          b. After the expiration of the First Option Period, this Agreement shall automatically renew itself from year to year unless terminated by GSI or Retailer with written notice to the other party no later than ninety (90) days prior to the expiration of the then current Term, as such Term may have been extended.

3.   OBLIGATIONS AND RIGHTS OF THE PARTIES
     -------------------------------------

     3.1  Creation of Retailer's Web Site.
          -------------------------------

          a. GSI, at its own expense, shall create, maintain and operate a Web Site for the Retailer on the Web in accordance with the specifications attached to the Web Site Development Agreement. In connection therewith, simultaneous herewith, Retailer and GSI

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               shall execute the Web Site Development Agreement.

          b. The Web Site shall contain the Retailer's E-Commerce Shopping Experience, the URL of which shall be www.Sportchalet.com. In addition, the Web Site shall contain any or all of the following information, as the Retailer shall elect: corporate information (e.g. historic background, mission statement, names of officers and directors), store locator, public financial information (e.g. SEC filings, annual reports), press releases, community programs, employment opportunities for in store or corporate positions, frequently asked questions and a "contact us" section.

          c. Following the initial completion of the Web Site, the Retailer shall have the right to update the content thereof as follows:

               1) Employment Opportunities - GSI will provide the Retailer with the technology necessary so that the Retailer will be able to update the employment opportunity portion of the Web Site as frequently as it desires.

               2)   Public Financial Information -

                    a) Stock Prices - Will be updated daily by a link to another web site offering such information.

                    b) SEC Filings and Annual Reports - SEC filings will be provided by a link so long as the government makes such filings available at no cost. Both SEC filings and annual reports will be provided only if available in portable document format; in the alternative, GSI will provide the consumer with a form in order to request such information from the Retailer's investor relations department.

               3) Store Locators - Will be updated by GSI as such information changes and Retailer provides GSI with such information.

               4) Frequently Asked Questions - Will be updated by GSI monthly and Retailer provides GSI with such information.

               5) Corporate Information - Will be updated by GSI as such information changes and Retailer provides GSI with such information.

               6) Community Programs - Will be updated by GSI as such information changes and Retailer provides GSI with such information.

               7) Press Releases - GSI will provide the Retailer with the technology necessary so that the Retailer will be able to post press releases on its Web site as it desires. Retailer shall defend and hold harmless GSI, its employees, officers and directors, agents and representatives from any liability arising from the posting of press releases on the Retailer's Web Site.

               8) "Contact Us" Section - Will be updated by GSI as such information changes and Retailer provides GSI with such information.

               9) Automatic Links to Retailer's Secondary Web Site - Such links shall be established in accordance with the parameters set forth in paragraph 8 below.

          d. GSI's use of Retailer's URL, Retailer's Content and any other Retailer information or material, whether confidential or not, shall be granted and continue only for the Term of this Agreement and shall not be used beyond the end of such Term, and shall be subject to the confidentiality provisions of paragraph 7 of this agreement, and shall be subject to Retailer's approval and quality control rights contained in this agreement and Website Development Agreement.

     3.2  Creation and Maintenance of the Retailer's Web Site. GSI shall create
          ---------------------------------------------------
          and maintain a Web Site at all times during the term for the Retailer. Commencing with the execution of this Agreement and continuing through the Term, as may be extended, the Retailer, shall cooperate with GSI so as to enable GSI to create and maintain for the Retailer's consumers, the Retailer's Web Site. In connection therewith, the Retailer shall supply GSI with the Product Information as that term is defined in the Web Site Development Agreement) required pursuant to the terms of the Web Site Development Agreement. This shall include, but not be limited to printed marketing

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          information, data, text, audio files, video files, graphics, copy and other assets necessary to create and maintain the Retailer's Web Site as more fully set forth on Attachment A to the Web Site Development Agreement. Notwithstanding anything contained herein to the contrary, and except as it relates to Special Make - Ups, it shall be GSI's responsibility to produce and maintain all camera ready product information including high resolution images and appropriate product description text and data for use on the Retailer's Web Site and Retailer shall have no responsibility therefor. With respect to Special Make - Ups, Retailer shall be responsible to provide GSI with sample product only in a sufficient amount of time to allow GSI to produce camera ready product information.

     3.3  Sale of Merchandise on the Retailer's Web Site.
          ----------------------------------------------

          a. GSI, on behalf of the Retailer shall offer for sale on the Retailer's Web Site all Categories of merchandise offered for sale by the Retailer in its Land Based Stores. Notwithstanding anything contained herein to the contrary, in no event shall GSI offer firearms and related accessories for sale on the Retailer's Web Site. In addition, if, as a result of a legitimate stated business purpose, should Retailer disapprove of any item listed for sale on the Retailer's Web Site, and which is not offered for sale in the Retailer's Land Based Stores, upon five days prior notice from Retailer, GSI shall remove such item from the Retailer's Web Site.

               To protect Retailer's image with its current customers of selling top quality high specialty sporting goods equipment and apparel, all such items shall be of a quality equal to or greater than that carried in Retailer's Land Based Stores. GSI shall promptly e-mail Retailer the same product information that will appear on the Retailer's web site.

          b. Within the Categories, GSI, on behalf of the Retailer shall have the right to offer for sale:

               1) current in line merchandise ordered bythe Retailer from its vendors; and

               2) current in line merchandise not carried by the Retailer in its Land Based Stores, but available in those Categories carried by the Retailer; provided however, no products will be offered for sale on Retailer's Web Site which a) the Retailer would not be authorized by the manufacturer to sell in its Land Based Stores; and b) would not be in accordance with the same type, quality and price of merchandise carried by the Retailer in its Land Based Stores; and

               3) Special Make-Ups (manufactured for the Retailer exclusively and not carried on any other retailer's web site; and

               4) Closeout Merchandise (but only if the Retailer sells Closeout Merchandise in its Land Based Stores; otherwise GSI shall not offer for sale Closeout Merchandise on the Retailer's Web Site); and

               5)   Markdowns of Retailer's inventory; and

               6) Gift Certificates for On Line Merchandise ("On Line Gift Certificates")

             [Items 1) through 6) are hereinafter referred to as "On Line Merchandise"]

          c. Retailer agrees to the addition of logical line extensions to existing product bases specifically within the existing Retailer vendor structure; provided that the individual item within such line extension is approved by Retailer in advance of use on the website. For example, if Retailer sells 15 of the 40 tents manufactured by a particular vendor in its land-based stores, and GSI desires to add the remaining 25 inline tents to its on-line mix, such approval will not be withheld by Retailer. However, should the vendor offer GSI closeouts, seconds, blemishes, or customer returns to GSI to sell on-line, Retailer would not automatically grant permission, as this is not in keeping with Retailer's stated goal of selling top of the line, first run, high quality merchandise. In addition, product manufactured by the same vendor under a private label program for another retailer, such as Coleman manufactured tents sold as a private label under the Ozark Trails brand in Wal-Mart stores, would not be permitted in the on-line store.

          d. In addition, GSI, on behalf of the Retailer, shall offer for sale on the Retailer's Web Site, Land Based Stores Gift Certificates for merchandise available in the Retailer's Land Based Stores.

               Notwithstanding anything contained herein to the contrary, Retailer may elect not to offer Land Based Stores Gift Certificates for sale on its Web Site by notifying GSI of its decision not to do so no later than August 1, 1999.

          e. In addition, GSI, if requested by Retailer, will advertise on the Retailer's Web Site merchandise that is for sale only in the Retailer's Land Based Stores provided, 1) No later than February 1, 2000 the item has a minimum retail selling price of [*]; and
               2) Retailer furnishes GSI with a description and sample of the item to be advertised.

          f. In those instance where a written dealer agreement prohibits Retailer from selling a particular vendor's merchandise except in the Retailer's Land Based Stores, Retailer shall use its reasonable efforts to obtain all consents required to permit the sale of such merchandise on the Retailer's Web Site, but until the required consent is obtained, GSI will comply and not offer the restricted merchandise for sale on the Web Site.

     3.4  [*]

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                                       11
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     3.5  GSI's Supply of On Line Merchandise.
          -----------------------------------

          a.   Invoicing and Shipping of On Line Merchandise.  At such time as
               ---------------------------------------------
               directed by GSI, the Retailer shall notify all of its vendors that 1) GSI is the Retailer's E - Commerce Outsourcing Manager;
               2) the vendors, for the benefit of the Retailer, should sell their merchandise to GSI at the same prices, with the same Advertising Co-op and Discretionary Funds and on the same terms and conditions as they sell their merchandise to Retailer; and 3) such merchandise should be shipped and invoiced directly to GSI. The form of such notification shall be prepared by GSI and approved by Retailer, such approval not to be unreasonably withheld or delayed. In the event that a vendor deems it more efficient to invoice Retailer for such merchandise, then the Retailer shall place the order for GSI, invoice GSI at its net cost, and GSI shall pay Retailer within thirty days of shipment to GSI. In such instances, GSI shall also pay the Retailer its pro rata share (based upon that portion of the shipment purchased by the Retailer for GSI as it relates to the entire shipment received by the Retailer from that vendor) of the actual freight costs from the manufacturer to the Retailer's point of receipt and the actual freight costs from the Retailer's point of receipt to GSI's fulfillment facility.

          b.   In Line Merchandise. The Retailer shall advise GSI, no later than
               -------------------
               ten days after placing a purchase order with a vendor, of the Category, item ordered, net cost, Retailer's retail price and expected day of delivery to the Retailer's Warehouse.

          c.   Special Make-Ups.  No later than ten days after ordering Special
               ----------------
               Make-Ups, Retailer shall advise GSI and furnish GSI with a sample of the Special Make-Ups and advise GSI of the net cost, color selection and size range. GSI shall have the right to purchase up to [*] per cent of the Special Make-Up, proportionately as to size and color, as ordered by the Retailer. GSI shall have five

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               business days to advise Retailer whether it desires to order any of the Special Make-Ups and, if so, the quantity thereof. Special Make-Ups shall be exclusive to Retailer's Web Site and shall not be made available for sale on the web site of any other retailer for whom GSI operates a web site. Retailer shall supply GSI with a sample of the Special Make-Ups ordered by GSI for sale on the Retailer's Web Site within ten days of obtaining such sample.

               Notwithstanding anything contained herein to the contrary, GSI recognizes that there may be instances where there will be an insufficient amount of a particular item of Special Make-Ups to warrant selling such merchandise on line. In such instances the Retailer shall not be required to offer such Special Make-Ups for sale on line; provided however, the Retailer acknowledges that with respect to Special Make-Ups ordered by Retailer for chainwide distribution, GSI does not anticipate that this will occur on a regular basis and this should be the exception rather than the usual occurrence. Further, GSI acknowledges that the Retailer may not be able to offer for sale on line certain Special Make-Ups which are not available in all of the Retailer's stores.

          d.   Closeout Merchandise. Retailer shall advise GSI no later than
               --------------------
               five business days after issuing a purchase order for Closeout Merchandise from a vendor. At that time, Retailer shall advise GSI of the cost, sizes and colors available and GSI shall have five business days after receipt of such information to advise Retailer that it will purchase, at Retailer's net cost, up to [*] per cent of the Closeout Merchandise to be received by Retailer, proportionately as to size and color, as ordered by Retailer.

               Inasmuch as Retailer operates one Warehouse Outlet Store specializing in one of a kind buys, including individual sales representatives' merchandise, any items ordered for this Warehouse Outlet or any future Warehouse outlet location are excluded from as this provision.

               Notwithstanding anything contained herein to the contrary, GSI recognizes that there may be instances where there will be an insufficient

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               amount of a particular item of Closeout Merchandise to warrant selling such merchandise on line. In such instances the Retailer shall not be required to offer such items of Closeout Merchandise for sale on line; provided however, the Retailer acknowledges that GSI does not anticipate that this will occur on a regular basis and this should be the exception rather than the usual occurrence.

               Any Closeout Merchandise purchased by GSI from Retailer shall be offered for sale by Retailer only on the Retailer's Web Site.

          e.   Markdowns.  In the event that the Retailer has available
               ---------
               Markdowns which it would like to offer for sale on its Web Site solely at its discretion, it shall notify GSI and ship the Markdowns to GSI's fulfillment center. The Markdowns shall be shipped to GSI on consignment only. Retailer shall set the selling prices on the Markdowns; provided however, that GSI on behalf of the Retailer shall have no obligation to offer any Markdowns for sale on the Retailer's Web Site which GSI deems, in its sole discretion, would be inappropriate. Retailer shall retain [*]% of the selling price received from the sale of any Markdowns when sold (excluding applicable taxes and shipping and handling charges; the remainder of [*]% plus shipping and handling charges shall be retained by GSI as its management fee in connection with the sale of the Markdowns. Any applicable tax collected by GSI on behalf of Retailer shall be deposited into a separate account as more fully discussed in paragraph 3.9 below, and remitted by GSI to the appropriate taxing authority. GSI shall account to Retailer for the sale of any Markdowns at the same time that it accounts to the Retailer for sale of other On Line Merchandise on the Retailer's Web Site. The amount of proceeds from the sale of Markdowns shall not be considered the sale of On Line Merchandise for the purpose of determining the amount to be remitted to Retailer pursuant to paragraph 3.8 below.

          f. With the exception of Markdowns and Land Based Gift Certificates, which shall be governed by the provisions of paragraphs 3.5 e. and 3.6 hereof respectively, and as part of the performance of its obligations under this Agreement, GSI shall sell to the Retailer, and the Retailer shall purchase from GSI all merchandise to be sold by the Retailer on the Retailer's Web Site at a price equal to [*] per cent of the selling price (excluding applicable taxes, shipping and handling) at which such On Line Merchandise is sold to the Retailer's On Line Customer.

          g. Attached hereto as Schedule "2" is a schedule which summarizes the various levels of management fees to be paid to GSI by the Retailer depending upon the type of On Line Merchandise sold on the Retailer's Web Site.

          h. The parties shall cooperate with each other so that to the maximum extent commercially reasonable the entire process set forth in paragraphs 3.5 a, b, c, d and e between GSI and Retailer may be accomplished electronically.

     3.6  Gift Certificates
          -----------------

          a.   Land Based Stores Gift Certificates. Subject to Retailer's rights
               -----------------------------------
               set forth in 3.3 c. above, GSI, on behalf of the Retailer, shall offer for sale on the Retailer's Web Site gift certificates for merchandise in Retailer's Land Based Store. In order that Retailer may fulfill customer orders for Land Based Stores Gift Certificate, Retailer shall furnish GSI such gift certificates on an "as requested" basis. The Retailer shall retain [*] per cent of the proceeds received by the Retailer form the sale of Land Based Stores Gift Certificates (excluding applicable taxes) and the balance shall be paid to GSI as its management fee with respect to the sale of such gift certificates and to cover all costs, including credit card fees. GSI shall account to Retailer for all sales of such certificates at the same time as it accounts to Retailer for the sale of other On Line Merchandise. The amount of proceeds from the sale of Land Based Stores Gift Certificates shall not be considered the sale of On Line Merchandise for the purpose of determining the amount to be remitted to Retailer pursuant to paragraph 3.8 below.

          b.   Online Gift Certificates. GSI on behalf of the Retailer shall
               ------------------------
               offer for sale on the Retailer's Web Site gift certificates for On Line Merchandise. GSI shall supply the On Line Gift Certificates which shall not be redeemable for merchandise purchased in the Retailer's Land Based Stores.

               From each On Line Gift Certificate purchased, the Retailer shall retain as its operating income from the sale of the On Line Gift Certificate, [*] per cent of the proceeds received by the Retailer from such sale (excluding applicable taxes) and the balance shall be paid to GSI as its management fee with respect to the sale of such gift certificates and to cover all costs, including credit card fees and the cost of the merchandise redeemed with the gift certificate. GSI shall account to Retailer for all sales of such certificates at the same time as it accounts to Retailer for the sale of other On Line Merchandise. The amount of proceeds from the sale of On Line Gift Certificates shall not be considered the sale of On Line Merchandise for the purpose of determining the amount to be paid to GSI pursuant to paragraph 3.8 below. The proceeds shall be accounted for pursuant to paragraph 3.9 below; provided however, should the On Line Gift Certificate be redeemed for Markdowns, then at such time as the On Line Gift Certificate is redeemed, GSI shall pay to the Retailer an additional amount equal to [*] per cent [*] of the On Line Gift Certificate redeemed and the Retailer shall supply the Markdown item requested by the customer.

     3.7  Processing of Customer Orders. GSI shall be solely responsible for
          -----------------------------
          processing all on line merchandise sales business for the Retailer. GSI will promptly process E -Commerce Orders received from the Retailer's Web Site. GSI shall take the customer's credit card number at such time as the merchandise is ordered. GSI, on behalf of the Retailer's account discussed in paragraph 3.9 below, shall charge the customer's credit card with the amount of the order (including taxes, shipping and handling) at the time the merchandise is shipped. The order will appear on the customer's credit card under the name of "www.sportchalet.com" and proceeds from the sale shall be deposited into Retailer's designated bank account at the bank designated by GSI for full credit to Retailer. GSI will make all arrangements for delivery of merchandise purchased on the Retailer's Web Site.

          a. Retailer and GSI shall jointly agree to the formula to be used for computing shipping and handling charges for customer orders submitted to GSI as the outsource operator of www.sportschalet.com. Such approval will not be unreasonably withheld or delayed.

          b. As of February 1, 2000 GSI will track and report to Retailer the elapsed time between customer orders and submission for picking ("Front -Office Processing Time") for each customer order. GSI will provide Retailer with reports of average and longest Front-Office Processing Time monthly by the 15th of the month following.

          c. Retailer and GSI shall agree to the back order policies that GSI will administer for customer orders submitted to GSI as the outsource operator of www.sportchalet.com. Such approval will not
                                     --------------------
               be unreasonably withheld or delayed.

          d. GSI will provide a facility for the acceptance of Visa/MasterCard/American Express and all other credit card accepted by the other clients of GSI, but excluding proprietary cards of each such retailer.

                    1) GSI will perform authorization, settlement, and post-settlement operations independently of Retailer;

                    2) GSI will at all times operate in conformance with the Operating Rules and Regulations of each national credit card;

                    3) GSI will implement procedures as required by each national credit card for merchants engaged in non-face-to-face transactions;

                    4) GSI will at its own cost install and staff an inbound toll-free number to respond to inquiries and customer service issues from credit card customers. The customer service facility shall be staffed no fewer hours per week than the total number of hours that Retailer stores are open;

                    5) GSI will submit appropriate data with each credit card settlement file to enable display on the customer's credit card statement of the merchant name "Sportchalet.com" and the toll free number described in subsection 4) above.

          e.   Order Fill Performance Standards

                    1) Service level standards-GSI will guarantee that more than [*]% of items ordered will be shipped to customers within the Visa/MasterCard time limit or credit authorizations;

                    2) GSI will provide service level reports monthly to Retailer by the 15th of each month following, and

                    3) Any two months in a 12-month period where GSI fails to meet the standard shall be considered a breach of this Agreement by GSI.

          f.   Customer Service Standards

                    1) GSI will submit to Retailer for review and approval the policies that GSI will implement with respect to customer returns and refunds. GSI will not make any substantive changes to these policies and procedures without prior consent from Retailer. Approval will not be unreasonably withheld or delayed.

                    2) GSI will provide a systematic capability to track and monitor customer service activity to include such information as original order number, order date, reason for the customer contact, and resolution.

                         a)   For phone calls, time to answer and call duration;

                         b) For e-mail, elapsed time from customer send time/date to GSI response time/date.

                    3) GSI will provide Retailer with summary reporting of customer service activity each month by the fifteenth day of the following month.

     3.8  GSI's Management Fee For and in consideration of the services to be
          --------------------
          rendered by GSI to Retailer hereunder, GSI shall be paid a management fee ("Management Fee") equal to [*] per cent of the sales price of all On Line Merchandise for all On Line Merchandise sold, excluding however, the sale of Markdowns, Land Based Gift Certificates and On Line Gift Certificates, the management fee for which shall be governed by paragraphs 3.5 e. and
          3.6 a. and 3.6 b., respectively. GSI's Management Fee, including any management fee to GSI as a result of the sale of Markdowns, Land Based Gift Certificates or On Line Gift Certificates, shall be paid pursuant to the provisions of paragraph 3.9 below.

     3.9  Payment and Accounting from the Sale of On - Line Merchandise.
          -------------------------------------------------------------

          a. The proceeds from the sale of On Line Merchandise on the Retailer's Web Site shall be deposited into a bank account ("Web Account") in the Retailer's name at GSI's designated bank ("Bank"). The Web Account shall be owned by the Retailer; provided however, the only signatures on such account shall be employees of GSI and GSI's designated employees shall have an irrevocable power of attorney, and such power will be exercised solely in conformity with this agreement and for the benefit of GSI and Retailer pursuant to this Agreement's terms governing the Web Account and the Tax Account, as hereinafter discussed, unless this Agreement is terminated in accordance with the terms of this Agreement. No other funds shall be deposited into the Web Account except for credit and debit card proceeds from the sale of On Line Merchandise on Retailer's Web Site and no other sums shall be deposited into the Tax Account except applicable taxes collected from the sale of merchandise on the Retailer's Web Site. From each transaction, GSI shall be paid daily the sum of
               a) the cost of the On Line Merchandise sold to Retailer's On Line Customers, b) GSI's Management Fee and c) GSI's shipping and handling charge to the On Line Customer (collectively, "GSI's Entitlement"), if any. Retailer shall give the Bank instructions that will stand for the term of this Agreement, as such term may be extended, to a) debit the Web Account daily for the amount owed to GSI, as so directed by GSI, and to credit GSI's designated account for such amount; and b) to debit the Retailer's Web Account and to credit the Retailer's especially established tax account ("Tax Account") daily with the amount of any applicable tax collected. Any interest earned on the Web Account and Tax Account shall belong solely to GSI, and any interest earned on the Tax Account shall belong solely to GSI and any charges imposed by the bank as a result of such accounts, shall be paid by GSI. Prior to termination of this Agreement, as permitted herein, Retailer shall have no right to unilaterally offset from GSI's Entitlement any amount which Retailer may believe is owing to Retailer from GSI and Retailer shall obtain from its secured lenders a waiver to claim a security interest in either the Web Account or the Tax Account. In addition, Retailer shall give the Bank instructions that will stand for the term of this Agreement, as such term may be extended, to wire to the Retailer the amount determined ("Retailer's Operating Income") by GSI to be remaining from the sale of On Line Merchandise from the Retailer's Web Site after the deduction of GSI's Entitlement on the fifteenth day following the end of each month. The amount of the Retailer's Operating Income each month shall be certified by GSI's chief financial officer and a copy of the accounting shall be furnished to the Retailer at the same time that the Retailer's monthly Retailer Proceeds are wired to the Retailer.

               By way of example only, if Retailer sells a pair of athletic shoes on its Web Site for one hundred ($100.00) dollars, plus a five ($5.00) dollar shipping and handling charge, the total deposit to the Bank account is one hundred and five ($105.00) dollars. Retailer's Operating Income shall equal [*] after payment of the Retailer's cost of On Line Merchandise, GSI's management fee and the shipping and handling charge. GSI's Entitlement shall be [*] ([*]% of $100.00, [*]% of $100.00 and
               [*]).

               The Retailer's Operating and GSI's Entitlement shall also take into account the amounts owing pursuant to paragraph 3.5 e. and
               3.6 above and 3.11 below.

               GSI shall be responsible to collect any applicable sales taxes resulting from the sale of On Line Merchandise, if any. GSI shall complete all required sales tax forms and submit them on the Retailer's behalf. GSI shall indemnify, save and hold harmless Retailer from any taxes, interest and penalties which may arise as a result of GSI's failure to pay or timely pay any sales tax resulting from the sale of On Line Merchandise. GSI shall be in charge of any audit conducted by any taxing authority as it relates to the sale of On Line Merchandise.

          b. Within ninety (90) days of the end of each calendar year, GSI shall provide the Retailer with a statement certified by its independent auditors and setting forth the total On Line Sales, the Retailer's Operating Income and GSI's Entitlement therefrom. For a period of two years after the Retailer receives such certified statement from GSI, Retailer, on one occasion, shall have the right to audit the books and records of GSI with respect to the Retailer's Operating Income and GSI's Entitlement paid during the calendar year to which the certified statement relates. Such audit shall be conducted at GSI's principal office located in the continental United States on two weeks prior notice to GSI. In the event that the audit reveals that the Retailer's Operating Income were understated, GSI shall within thirty days of completion of the audit, pay to the Retailer the remaining balance of the Retailer's Operating Income for the period audited plus interest at the prime rate of interest as provided for in The Wall Street Journal on the date of the audit's certification. In addition, in the event that the audit reveals that the Retailer's Operating Income is understated by more than [*] per cent for the calendar year in question, GSI shall pay the additional amount owing and pay for the reasonable audit costs. In the event GSI's annual accounting is off more than [*] in two successive years, or more than [*] in one year, Retailer shall have the option to terminate this Agreement by giving to GSI written notice of its election to do so no later than thirty days after receipt of the Audited results.

               In addition, GSI will provide Retailer a statement certified by independent auditors setting forth the total On Line Sales, Retailer's Operating Income, and GSI's Entitlement therefrom within forty-five (45) days of the conclusion of retailers fiscal year ending 3/31/xx each fiscal year for the prior 12 months.

          c. GSI takes full responsibility for all credit card chargebacks for all occurrences resulting from an on-line purchase, and will accordingly operate with merchant ID numbers different from those used by Retailer for its land-based business.

          d.   [*]

     3.10 Service of On Line Customers. GSI shall be responsible for providing
          ----------------------------
          all customer service relating to sales from the Retailer's Web Site, including one click ordering, which shall be provided in a manner consistent with that provided by other reputable on line retailers representative of the then current state of the art E-Commerce standards.

     3.11 Return of On Line Merchandise. Retailer's return policy for On Line
          -----------------------------
          Merchandise shall be consistent with the Retailer's return policy for its Land Based Stores. With each shipment of merchandise, GSI shall specifically instruct all customers that all merchandise purchased on line may not be returned to the Retailer's Land Based Stores and may only be returned in accordance with the instructions enclosed; provided however, in the rare instance a customer desires to return On Line Merchandise to one of the Retailer's Land Based Stores, the Retailer, in order to maximize customer relations, shall accept such merchandise for return in accordance with the Retailer's return policy, and return the merchandise to GSI's fulfillment center. GSI shall pay the Retailer for the full amount credited to the customer by Retailer's land-based stores with respect to such merchandise, as well as an amount equal to the Retailer's freight cost for returning the merchandise to GSI's fulfillment center.

          Should GSI receive the return of On Line Merchandise, GSI shall reimburse the Retailer the amount of the GSI Entitlement paid to GSI with respect to that transaction, as well as applicable tax refunded to the On Line Customer.

     3.12 On Line Customer Loyalty Programs. GSI shall have the right to
          ---------------------------------
          establish On Line Customer Loyalty Programs in order to encourage continued on line purchases. The On Line Customer Loyalty Programs established by GSI for Retailer shall be consistent with that program established by Retailer for use in its Land Based Stores. In addition, the Customer Loyalty Programs established by GSI shall be used only in connection with on line purchases and Retailer's customer loyalty programs shall be used only in connection with purchases at the

          Retailer's Land Based Stores.
          Notwithstanding anything contained herein to the contrary, GSI shall not establish any On Line Customer Loyalty Programs without first obtaining the approval of Retailer, which approval shall not be unreasonably withheld. Retailer shall respond to a request for such approval from GSI within fourteen days of receiving the request. In the event Retailer fails to timely respond, GSI shall furnish Retailer with a notice marked "second request". If Retailer does not respond within two business days, GSI's request shall be deemed granted. GSI will be solely and completely responsible for all costs occurring as a result of creating and operating an on line customer loyalty program.

     3.13 Cross Promotion. GSI shall have the right to use Retailer's URL, name
          ---------------
          and logo to cross promote Retailer's Web Site with other businesses in order to promote Retailer's Web Site; provided however, GSI shall not promote Retailer's Web Site on any other sporting good retailer's web site, or on any other web site which would generally be considered immoral, pornographic, political or offensive. Notwithstanding anything contained herein to the contrary, GSI shall not establish any Cross Promotions without first obtaining the approval of Retailer, which shall not be unreasonably withheld. Withholding such consent in order to protect or preserve Retailer's reputation and/or intellectual property rights shall not be deemed unreasonable. Retailer shall respond to a request for such approval from GSI within seven days of receiving the request. In the event Retailer fails to timely respond, GSI shall furnish Retailer with a notice marked "second request". If Retailer does not respond within two business days, GSI's request shall be deemed granted.

     3.14 Price Matching. In the event that the Retailer, at its Land Based
          --------------
          Stores offers a "Price Matching" policy, GSI's management shall have the right to use and adopt such policy for the Retailer's Web Site; provided however, GSI shall not under any circumstance, advertise or market the availability of this policy, and may offer it to customers only in GSI's sole discretion.

     3.15 Project Manager. Promptly after the execution of this Agreement, but
          ---------------
          in no event later than sixty days after such execution, Retailer, at its expense, shall hire or reassign one of its existing employees, to act as Project Manager to work exclusively with GSI in creating and maintaining the Retailer's Web Site. Commencing with the Project Manager's hiring and continuing through the Term, as may be extended, the Project Manager shall be the Retailer's liaison with GSI and shall be responsible for supplying GSI with the Retailer Content and such other information as may reasonably be required of the Retailer in order to create and maintain the Retailer's Web Site in the most efficient manner.

4.   ON-LINE DATA AND DATABASES
     --------------------------

     4.1  [*]

     4.2  Ownership of Databases. All data structures, data schema, database
          ----------------------
          dictionaries, attributes, validation tests for each element, table sizes and formats, access requirements, data dependencies and other elements involving the storage of Data on the Web Site and all refinements, updates, releases, improvements and enhancements thereto, all intellectual property rights embedded therein and all applications created specifically for use of the data and Retailer Content (collectively, the "Databases") shall, as between GSI and Retailer, be the sole and exclusive property of GSI.

     4.3  Delivery of Customer Data to Retailer. From time to time, but no more
          -------------------------------------
          than four (4) times per calendar year, GSI shall provide to Retailer any or all of the following information collected from the Customer
          Data:

               a.   customer's names;
               b.   customer's addresses;
               c.   customer's phone number;
               d.   customer's e-mail address;
               e.   items purchased;
               f.   amount spent;
               g.   information as to how customer reached Web Site;
               h.   refers;
               i.   unique visitors to site;
               j.   page views per site;
               k.   top ten most viewed pages;
               l.   bottom ten least viewed pages;
               m.   time of day traffic patterns;
               n.   sales by product and brand;

                    customer comments and complaints (shall be furnished on a monthly basis); additional information at GSI's discretion.

               GSI shall provide the Customer Data to Retailer in a mutually agreeable, commercially standard format, either via diskette, CD-ROM, electronically, or via another mutually agreeable method. GSI shall use commercially reasonable efforts to ensure that the Customer Data provided to Retailer accurately and completely reflects the Customer Data in the Web Site, but GSI shall have no obligation to check the accuracy, validity or integrity of the Customer Data and except as set forth in this Section 4.3, the Customer Data is provided "AS-IS".

          4.4  Restrictions on Use of Customer Data. Each party shall treat the
               ------------------------------------
               Customer Data as Confidential Information of the other party in accordance with the provisions of Article 7. Neither party may sell, lend, or license the Customer Data to third parties without the prior written consent of the other party, which consent may be withheld at the sole discretion of the other party; provided however, Retailer grants to GSI the right to combine all Retailers' Customer Data to form trends and overall research as to the on line shopping habits of consumers. In addition, Retailer may use the Customer Data relating to Retailer in connection with the operation of its Land Based Stores only. As set forth above, Retailer may not sell, lend or license the Customer Data to any third party without GSI's consent, which consent may be withheld by GSI in its sole discretion. The parties acknowledge that the Customer Data referred to herein refers only to Customer Data gathered from On Line Customers and shall not be applicable to customer data gathered by the Retailer from its customers at its Land Based Stores.

               Retailer, as co-owner of the online customer database, will be provided with the results of such data aggregation and analysis, in the form of comparative profiles. GSI will provide the Retailer online customer profile as well as the aggregated online customer profile. In addition, Retailer will be allowed to promote to its own database of land based customers.

5.   ADVERTISING AND MARKETING
     -------------------------

     The Retailer shall, commencing no later than October 1, 1999, and continuing during the Term, and any extensions thereof, at no cost to GSI provide for Complete URL Integration in its advertising and marketing by:

     5.1 prominently including as part of all of its print media (including but not limited to newspapers, periodicals, circulars, billboards, print materials, letterhead, business cards, shopping bags, cash register receipts and arena advertising) its URL, www.Sportschalet.com.; provided however, Retailer shall not be required to include the URL on print materials such as letterhead, business cards, shopping bags and cash register receipts until it exhausts its present supply of each such item at which time it will promptly replace that item with items containing the Retailer's URL; and

     5.2 prominently including, at the end of its television advertising, its URL; and

     5.3 mentioning its URL at the end of all radio advertisements; provided however, Retailer may request GSI's consent not to use the URL in up to [*] per cent of its annual radio advertisements, which consent GSI shall not unreasonably withhold.

     Notwithstanding anything contained herein to the contrary, Retailer shall be permitted to exhaust its existing supply of each item of printed materials before instituting the Complete URL Integration with respect to that item.

6.   ADVERTISING CO-OP AND DISCRETIONARY FUNDS
     -----------------------------------------

     6.1 During the Term and any extensions thereof, GSI shall use all Advertising Co-op and Discretionary Funds received by GSI directly from vendors as a result of the purchase of merchandise for the Retailer's Web Site exclusively, to promote the Retailer's Web Site, as GSI shall elect. All such proposed advertisements shall be submitted to the Retailer for the Retailer's approval as to content and design along with placement information. The Retailer shall have seven days from receipt to either approve or disapprove. In the event that the Retailer disapproves, it shall advise GSI specifically as to why and GSI shall attempt to address the Retailer's concerns and resubmit the proposal to Retailer for its approval, which shall again have forty eight hours from receipt to approve or disapprove. This procedure shall continue until the advertisement has been approved or replaced. In all instances where approval is requested of the Retailer, in the event the Retailer does not respond within the aforementioned forty-eight hours, Retailer shall be deemed to have granted approval.

     6.2 Any Advertising Co-op and Discretionary Funds received by the Retailer through the Retailer's purchase of product for GSI, ultimately for the Retailer's Web Site, may be retained by the Retailer; provided however, Retailer acknowledges that it is preferential for Retailer's vendors to sell to GSI directly and both Retailer and GSI shall request Retailer's vendors to do so.

     6.3 Retailer shall retain from vendors any non item driven marketing funds; however, Retailer shall use its reasonable efforts to obtain from vendors incremental marketing funds based upon an increase in the sale of the vendor's merchandise on the Retailer's Web Site. Any such incremental marketing funds shall belong to GSI and shall be used in accordance with paragraph 6.1 above.

7.   CONFIDENTIALITY
     ---------------

     7.1  Confidential Information. Each party acknowledges that, in connection
          ------------------------
          with the performance of this Agreement, it may receive Confidential Information of the other party. For the purpose of this Agreement, "Confidential Information" shall mean information or materials that is clearly marked "confidential" or the Receiving Party knows has reason to know is the confidential or proprietary information of the Disclosing Party, either because a) such information is marked or otherwise identified by the Disclosing Party as confidential or proprietary, or b) such information has commercial value and is not generally known in the Disclosing Party's trade or industry. Confidential Information shall include, without limitation: (a) concepts and ideas relating to the development and distribution of content in any medium; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) existence of any business discussions, negotiations or agreements between the parties.

     7.2  Confidentiality. The Receiving Party hereby agrees: (i) to hold and
          ---------------
          maintain in strict confidence all Confidential Information of the Disclosing Party and not to disclose it to any third party; and (ii) not to use any Confidential Information of the Disclosing Party except as permitted by this Agreement or as may be necessary for the Receiving Party to perform its obligations under this Agreement. The Receiving Party will use at least the same degree of care to protect the Disclosing Party's Confidential Information as it uses to protect its own Confidential Information of like importance, and in no event shall such degree of care be less than reasonable care. The obligations and restrictions imposed by this Article 7 shall not expire.

     7.3  Exceptions. Notwithstanding the foregoing, the parties agree that
          ----------
          Confidential Information will not include any information that: (i) was in the public domain at the time it was communicated to the Receiving Party by the Disclosing Party; (ii) entered the public domain subsequent to the time it was communicated to the Recipient by the Disclosing Party through no fault of the Receiving Party; (iii) was in the Receiving Party's possession free of any obligation of confidence at the time it was communicated to the Receiving Party by the Disclosing Party; (iv) was rightfully communicated to the Receiving Party by a third party, free of any obligation of confidence, subsequent to the time it was communicated to the Receiving Party by the Disclosing Party; (v) was developed by employees or agents of the Receiving Party independently of and without reference to any information communicated to the Receiving Party by the Disclosing Party; or (vi) was communicated by the Disclosing Party to an unaffiliated third party free of any obligation of confidence. In addition, the Receiving Party may disclose the Disclosing Party's Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law, or as necessary to establish the rights of either party under this Agreement; provided however, in the event that the Receiving Party receives a demand to disclose such Confidential Information in connection with a legal action or proceeding, the Receiving Party, if possible, shall first notify the Disclosing Party of the demand in order to provide the Disclosing Party an opportunity to seek a protective order.

     7.4  Confidentiality of this Agreement. Retailer acknowledges that the
          ---------------------------------
          terms and conditions of this Agreement constitute Confidential Information which shall be governed by the terms of this Article 7.

     7.5  Confidentiality of Customer Data and Retailer's Policies.
          --------------------------------------------------------

          GSI acknowledges that it will be receiving from Retailer, and generating from the performance of its obligations under this Agreement, Confidential Information critical to the Retailer's business and concerning Retailer's customers and various information concerning the operation of Retailer's business including but not limited to net purchasing prices, advertising co-op and discretionary fund amounts, specific marketing plans, specific on line sales and delivery dates of merchandise. GSI recognizes its obligation to keep such information confidential. Therefore, all GSI employees who may have access to any such Confidential Information will be required to execute confidentiality agreements with GSI with respect to which Retailer will be a third party beneficiary and GSI shall use its best efforts to enforce the terms thereof. Such confidentiality agreements will specifically provide that the employee shall not discuss with any other retailers who may or may not be customers of GSI, any information concerning the Retailer or its customers.

          Further, GSI acknowledges it is associated with other subsidiaries of GSI's parent corporation, Global Sports, Inc. GSI therefore represents and warrants to Retailer that it will establish a "Need to Know" policy with respect to such Confidential Information and only disseminate such Confidential Information to those employees and members of GSI's management who have a specific need to know such Confidential Information. In those instances, prior to the dissemination of such Confidential Information to those individuals, they will be required to execute confidentiality agreements with GSI with respect to which Retailer will be a third party beneficiary specifically prohibiting such disclosure of such Confidential Information to anyone, except as otherwise permitted by the terms of this Agreement.

8.   EXCLUSIVE WEB AGREEMENT
     -----------------------

     During the Term and any extensions thereof, the Retailer, any subsidiary of the Retailer, shall not sell any sporting goods merchandise on the Internet (including the Web), nor use itself or allow a third party to use its URL, name or logo on the Web for the purpose of facilitating the sale of merchandise on the Web other than through GSI. Notwithstanding anything contained herein to the contrary, should GSI be unable to satisfy the Retailer's web site requirements with respect to specialized matters such as corporate information, or special services the Retailer shall have the right to establish a second web site incorporating the name "Sport Chalet" which GSI shall provide a link from the Retailer's Web Site; provided however, under no circumstances shall Retailer sell any merchandise on such second web site.

     8.1 GSI will include in the website development agreement at no charge to Retailer, links that will enable Retailer's customers to link to a product expert, which expert shall be selected and engaged solely by Retailer; provided however, that should any such product expert a) be engaged in e-commerce; b) be linked to another site which is engaged in e-commerce; or c) recommend that a consumer patronize another retailer's Land Based Stores, then GSI, shall have the absolute right, which right shall not be subject to dispute by Retailer, not to link the Retailer's website to the web site of such product expert. Links will be provided by GSI to such product experts or vendors for informational purposes and not for the purpose of conducting any e-commerce business.


     8.2 Inasmuch Retailer's land based business includes services and guarantees not specifically related to the actual selling of traditional, off the shelf retail merchandise, such as equipment rental, SCUBA Boat Charters, individually customized team sales equipment and apparel, and other services, Retailer reserves the right to create its own web page(s) to allow customers to reserve such equipment and/or charters, order customized team products, and take advantage of other land-based services. These pages will be consistent with the look and feel of the GSI-created www.sportchalet.com web
                                                    -------------------
          site, and furthermore these pages would in no way offer for sale similar or competing product available on the GSI web site; provided however, that should any such product expert a) be engaged in e-commerce; b) be linked to another site which is engaged in e-commerce; or c) recommend that a consumer patronize another retailer's Land Based Stores, then GSI, shall have the absolute right, which right shall not be subject to dispute by Retailer, not to link the Retailer's website to such other web site Links will be provided by GSI to such product experts or vendors for informational purposes and not for the purpose of conducting any e-commerce business. Retailer will bear the cost of developing and maintaining these sites. Retailer will not be obligated to let GSI operate these particular web pages as/when GSI is capable of doing so. At Retailer's request, GSI will provide a link to these additional pages.

          In addition, GSI will support and implement Retailer's ongoing program of providing links from its web site to those web sites of Retailer's vendors, as well as links to sports related publications such as newspaper and magazine web sites, along with weather forecasting web sites so as to add value to a customer's on-line shopping experience by providing more detailed product information, descriptions and information. These vendor sites will not be E-Commerce enabled nor provide links to competitive E-Commerce sites; provided however, that should any such product expert a) be engaged in e-commerce; b) be linked to another site which is engaged in e-commerce; or c) recommend that a consumer patronize another retailer's Land Based Stores, then GSI, shall have the absolute right, which right shall not be subject to dispute by Retailer, not to link the Retailer's website to such other web site Links will be provided by GSI to such product experts or vendors for informational purposes and not for the purpose of conducting any e-commerce business.

     9.   URL, NAME AND LOGO USAGE
          ------------------------

          9.1 During the Term, the Retailer hereby grants to GSI the right to use, copy, and display the Retailer's name, logo and URL and such other names and logos as the Retailer owns and as may be listed on Schedule "1" attached hereto and made a part hereof, on the Retailer's Web Site, on invoices and packing slips, in connection with credit card charges, a toll free Web site customer service telephone line, and generally in connection with the operation of GSI's on-line business; provided however, GSI shall have no right to modify Retailer's name, logo or URL without Retailer's consent. Such Schedule shall be modified from time to time during the Term to add any new names and logos which the Retailer may register with the United States Patent and Trademark Office.

          9.2 GSI has the right to use a toll-free number for web site customer service and credit card calls. This number may be used on the web site, invoices, packing lists, and credit card statements.

     10.  REPRESENTATIONS AND WARRANTIES.
          ------------------------------

          10.1 Retailer represents and warrants that at all times during the Term hereof or any extensions thereof:

                 a. it has or will have the full right to grant to GSI the right to use its URL, names and logos as discussed in
                     Article 9 above, including its Domain Name; and

                 b. Retailer is authorized to advertise and market on its Web Site the brands of merchandise to be sold thereon; and

                 c. Prior to the Launch Date, if not already completed, Retailer shall register and maintain the Domain Name "sportchalet.com" with Network Solutions or any similar successor entity. Retailer shall list itself as the owner for the Domain Name "sportchalet.com" and Retailer shall list GSI as the administrative and technical contact and billing contact for the Domain Name "sportchalet.com";

                 d. neither the Retailer nor its secured lenders shall at any time have any interest in the Web Account or Tax Account.

          10.2 Each party represents and warrants to the other party that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and that it has the power and authority to enter into this Agreement and the transactions contemplated herein; (ii) the consummation of the transactions described by this Agreement shall not conflict with or result in a breach of any of the terms, provisions or conditions of its Articles of Incorporation or Bylaws, or any statute or administrative regulation or of any order, writ, injunction, judgment or decree of any court, regulatory or governmental authority or of any agreement or instrument to which it is a party or by which it is bound or constitute a default thereunder; and (iii) this Agreement has been duly authorized, executed and delivered by it and this Agreement is valid, enforceable and binding upon each party in accordance with its terms.

          10.3 GSI represents and warrants that during the term of the contract, it is financially responsible for all costs of operating the Retailer's web site, except as specified in
                 Section 8.2.

     11.  INDEMNIFICATION
          ---------------

          11.1 Retailer, at its own cost and expense, shall defend, indemnify and hold harmless GSI and any of its officers, directors, employees or agents from and against all damages, expenses, liabilities and other costs (including reasonable attorneys fees and court costs) arising as a consequence of GSI providing services pursuant to this Agreement a) from or related to a claim that GSI infringes a third party copyright, trademark or trade secret due to use of Retailer's tradename or any other name set forth on Schedule 1 to this Agreement; with the exception of modifications made to Retailer's marks, names or logos made by GSI without Retailer's consent or b) from Retailer's gross negligence, willful or intentional misconduct.

          11.2 GSI, at its own cost and expense, shall defend, indemnify and hold harmless Retailer and any of its officers, directors, employees or agents from and against all damages, expenses, fines, penalties, exactments, liabilities and other costs (including reasonable attorneys fees and court costs arising a) from a claim made by any consumer that is related in any way to the Retailer's Web Site or GSI's services to Retailer provided pursuant to this Agreement, but excluding a claim for which GSI would have the right to indemnification pursuant to Paragraph
                 11.1 above, or b) from GSI's gross negligence, willful or intentional misconduct, or c) arising as a consequence of GSI providing or failing to provide services pursuant to this Agreement.

          11.3 Retailer shall have sole control of any defense of any claim made pursuant to Section 11.1 above, but GSI shall cooperate with Retailer in providing such defense.

          11.4 GSI shall have sole control of any defense of any claim made pursuant to Section 11.2 above, but Retailer shall cooperate with GSI in providing such defense.

          11.5 Any party seeking indemnification shall notify the other party as soon as possible after such party seeking indemnification becomes aware of the claim.

          11.6 GSI will process all credit card orders through its own processor under it's own merchant ID number - chargebacks shall be the sole responsibility of GSI.

          11.7 Retailer maintains a risk management program with respect to its land based businesses which includes, without limitation, the use of written waivers and releases from customers of certain products and the obtaining of written indemnification agreements from vendors of certain products. Accordingly, the parties agree:

                 a. Retailer shall provide GSI from time to time with a list of those products for which it requires a waiver or release from the customer and the form of waiver and release it currently uses;

                 b. GSI shall design the web site such that a customer is required to give valid and binding legal assent to a waiver and release substantially equivalent to that used by Retailer in its land based business before he or she may purchase these products;

                 c. GSI shall obtain from vendors of merchandise it purchases for sale on Retailer's web site indemnities of the nature and type then being furnished by such vendors to Retailer with respect to its land based business; provided, however, that such indemnities so obtained by GSI shall, by their terms, protect both GSI and Retailer;

                 d. GSI shall comply with any requirements of the vendor indemnities mentioned above to the end that such indemnities are enforceable in accordance with their terms.

     12.  INSURANCE
          ---------

          12.1 GSI, at its expense, shall maintain in full force and effect products liability insurance coverage for merchandise sold on Retailer's Web Site. The amount of product liability insurance will be equal to the amount Retailer requires of its vendors, with at least a minimum of [*], and shall be updated as required. Such policy shall insure Retailer and name GSI as an additional insured.

          12.2 GSI shall deliver to Retailer certificates of insurance which stipulate that no less than ten days notice will be given to Retailer prior to the termination of the policy.

     13.  TERMINATION
          -----------

          13.1   Termination for Cause by Either Party.  This Agreement may be
                 -------------------------------------
                 terminated by either party in the event of any material breach of any of the terms and conditions of this Agreement by the other party which breach continues in effect after the breaching party has been provided with written notice of breach and ninety (90) days to cure such breach and fails to cure such breach. As used herein, "material breach" shall mean a failure by a party to this Agreement to perform any of its obligations the effect of which would substantially impair the value of this Agreement to the other party. By way of example only and not by way of limitation, GSI's failure to operate the Retailer's Web Site according to commercially reasonable standards as they are established today and as they may continue to develop during the Term of this Agreement or failure to provide customer service equivalent to that provided by other reputable on line retailers, would be a material breach of this Agreement by GSI. Retailer's failure to comply with its obligations pursuant to Section 5 above, or failure to provide GSI with the Retailer Content necessary to construct and/or maintain the Retailer's Web Site, would be a material breach of the Retailer's obligations under this Agreement.

          13.2   Measures of Performance.  In addition, the web site will need
                 -----------------------
                 to have a large assortment of merchandise as depicted in Retailer Land Based Stores. The Retailer recognizes time will be required to build an assortment on-line which accurately represents the land-based stores. The percentage of on-line vs. land based SKU assortments will be as follows:

                 Oct. 1, 1999 - the lesser of [*]% or [*] of the Retailer's active land-based SKUs.

                 Oct.1, 2000 - the lesser of [*]% or [*] of the Retailer's active land-based SKUs.

                 Oct. 1, 2001 - the lesser of [*]% or [*] of the Retailer's active land-based SKUs.

                 The above thresholds have been agreed upon based upon the Retailer having [*] active land based SKUs. Both parties acknowledge that if vendors restrict or prohibit the sale of their merchandise on line, thereby significantly reducing the number of SKUs available for sale on line, then the parties will renegotiate the thresholds set forth above, acting in good faith.

                 GSI will be required to report SKU levels monthly by the 15/th/ of the month following, and during any month in a twelve-month period where GSI fails to meet the standard, this failure will be considered to be a breach (without requirement of notice by Retailer). GSI's SKU count of offered SKU's may include items that are listed on the web site with the notation, "available in retail stores only.

          13.3   Termination for Cause Only by GSI.  GSI may terminate this
                 ---------------------------------
                 Agreement by giving sixty days prior written notice to Retailer of its election to terminate upon the occurrence of any of the following events:

                 a. any representation or warranty contained herein becomes materially false or misleading; or

                 b. a material change in the Retailer's business or business policies as determined by GSI in its sole reasonable judgment.

          13.4   Termination for Cause by Retailer.  Retailer may terminate this
                 ---------------------------------
                 agreement by giving 60 days prior notice to GSI upon the occurrence of:

                 a.  a default under 13.2 above; or

                 b. if during the first three years of the Term of this Agreement, there is a change in control of the ownership of GSI, including a spin off as a public company so that Michael G. Rubin ceases to function as the chairman of the board or chief executive officer of both GSI and its parent corporation, Global Sports, Inc.; or

                 c. there is a material adverse change in GSI's financial condition directly causing an uncured material breach and/or filing pursuant to Chapter 7 or 11 of the Bankruptcy Code.

          13.5   Termination Without Cause by Either Party.  In the absence of a
                 -----------------------------------------
                 material breach, this Agreement may only be terminated by the expiration of the Term, as may be extended pursuant to Section
                 2.3 above.

     14.  LIMITATIONS UPON LIABILITY
          --------------------------

          UNDER NO CIRCUMSTANCES SHALL GSI BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (REGARDLESS OF WHETHER SUCH DAMAGES ARISE OUT OF CONTRACTUAL, NEGLIGENCE OR OTHER LEGAL THEORIES) ARISING FROM OR RELATED TO RETAILER'S OR RETAILER'S CUSTOMERS' USE OF OR INABILITY TO ACCESS ANY PART OF

          THE INTERNET OR RETAILER'S OR RETAILER'S CUSTOMERS' RELIANCE ON OR USE OF INFORMATION, SERVICES OR MERCHANDISE PROVIDED ON OR THROUGH THE WEB SITE OR THE SERVICES, OR THAT RESULT FROM MISTAKES, OMISSIONS, INTERRUPTIONS, LOSS, THEFT, OR DELETION OF FILES, ERRORS, DEFECTS, DELAYS IN OPERATION, OR TRANSMISSION, OR ANY FAILURE OF PERFORMANCE. IN NO EVENT SHALL GSI BE LIABLE UNDER THIS AGREEMENT FOR AN AMOUNT THAT EXCEEDS, IN THE AGGREGATE THE AMOUNTS PAID TO RETAILER DURING THE [*] MONTHS PRECEDING THE LAST ACT OR OMISSION GIVING RISE TO SUCH LIABILITY. IN ADDITION, RETAILER SHALL BE ENTITLED TO SEEK EQUITABLE RELIEF FROM THE COURT. THE REMEDIES SET FORTH IN THIS ARTICLE 14 CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO RETAILER UNDER THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE IN ANY RESPECT FOR CLAIMS BROUGHT MORE THAN TWELVE (12) MONTHS AFTER THE LAST ACT OR OMISSION GIVING RISE TO SUCH LIABILITY.

     15.  PROPERTY RIGHTS AND OWNERSHIP
          -----------------------------

          The Retailer's Web Site shall consist of, and shall operate in conjunction with, multiple elements, all of which are subject to certain intellectual property rights. The parties' respective rights with respect to such elements shall be as set forth below. For purposes of this Agreement, the term "Ownership" shall refer to ownership of all right, title and interest in and to the respective elements, including, but not limited to, all patent, copyright, trade secret, trademark and any other similar intellectual property rights therein, as applicable.

          15.1      Retailer's URL shall be owned solely by the Retailer;
          15.2      Retailer's Web Site shall be owned solely by GSI;
          15.3 Software developed for the Retailer's Web Site, shall be owned solely by GSI subject to any authorizations to use and approvals obtained by the Retailer and granted to GSI.
          15.4 Upon Retailer's request, GSI will provide Retailer with digital images and copy for each and every item offered on the Retailer web site at no charge.
          15.5      Retailer's Content shall be owned exclusively by Retailer.
          15.6      Customer Data shall be owned jointly by Retailer and GSI.

          With respect to intellectual property owned by each of them, Retailer and GSI shall both have rights associated with the ownership of intellectual property, including the right to copyright web sites and domains.

     16.  GSI'S TWENTY DAY PERIOD TO EXECUTE
          ----------------------------------

          Retailer shall execute this Agreement first and deliver such executed Agreement to GSI which shall thereafter have twenty days from receipt to countersign the Agreement. During such twenty-day period, Retailer shall have no right to withdraw the agreements which it executed and delivered to GSI.

     17.  DISCONTINUANCE OR REGULATION OF THE INTERNET.
          --------------------------------------------

          Retailer acknowledges and agrees that the Internet (including without limitation the Web) is a network of private and public networks, that GSI has no control over the Internet, and that GSI is not liable for the discontinuance of operation of any portion of the Internet or possible regulation of the Internet which might restrict or prohibit the operation of the Web site.

     18.  FORCE MAJEURE
          -------------

          In the event that either party is unable to perform any of its obligations under this Agreement or to enjoy any of its benefits because of any event beyond the control of the affected party including, but not limited to, natural disaster, acts of God, actions or decrees of governmental bodies or failure of communications lines or networks (a "Force Majeure Event"), the party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

     19.  WAIVER
          ------

          No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified.

     20.  PRESS RELEASES
          --------------

          All voluntary public announcements concerning the transactions contemplated by this Agreement shall be mutually acceptable to both GSI and Retailer. Unless required by law, neither GSI on the one hand, and Retailer on the other hand, shall make any public announcement or issue any press release concerning the transactions contemplated by this Agreement without the prior written consent of GSI or Retailer, respectively. With respect to any announcement that any of the parties is required by law to issue, such party shall, to the extent possible under the circumstances, review the necessity for and the contents of the announcement with the other party before issuing the announcement; provided however, if either party cannot obtain the consent of the other party in a timely manner, the party required to comply with law may issue the press release or public announcement without obtaining the consent of the other party.

     21.  GOVERNING LAW
          -------------

          In the event that either party commences any proceeding pursuant to this Agreement, the rights and obligations of the parties hereto, and any claims or disputes thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law rules thereof).

     22.  ASSIGNMENT
          ----------

          Retailer shall have no right to assign this Agreement without the prior written consent of GSI; provided, that Retailer shall have the right to assign this Agreement to any person or entity that acquires or succeeds to all or substantially all of such party's business or assets upon written notice to GSI.

          In addition, should GSI assign this Agreement to a third party and not as part of the sale of all or substantially all its e-commerce business, then Retailer shall have the right to approve the assignee to ensure that the assignee is experienced in the operation of a web site.

     23.  COUNTERPARTS
          ------------

          This Agreement may be signed in several counterparts, each of which shall be deemed an original, and all of which when taken together, shall be deemed a complete instrument.

     24.  ENTIRE AGREEMENT
          ----------------

          This Agreement, including the Web Development Agreement, represents the entire agreement of the parties with respect to the subject matter hereof and may not be modified, except in writing, executed by all of the parties hereto. This Agreement supersedes all prior writings of the parties with respect to this subject matter.

     25.  JURISDICTION
          ------------

          Should either party commence any proceeding pursuant to this Agreement, the exclusive jurisdiction and venue of any such dispute shall be in the United States District Court for the Disrict of Delaware

     26.  INDEPENDENT CONTRACTORS
          -----------------------

          The relationship of the parties herein shall hereunder be that of independent contractors and nothing herein shall be construed to create a joint venture or partnership.

     27.  SIGNING
          -------

          The parties executing this Agreement represents and warrants that they have full corporate authority to do so.

     28.  BINDING EFFECT
          --------------

          This Agreement shall be binding upon the parties hereto, their successors and permitted assigns.

     29.  HEADINGS
          --------

          Section headings contained in this Agreement are inserted for convenience or reference only and shall not be deemed to be a part of this Agreement for any other purpose.

     30.  DISCLAIMER OF WARRANTIES
          ------------------------

          EXCEPT AS TO THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, GSI MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR IN LAW WITH RESPECT TO THE CREATION AND MAINTENANCE OF THE PRODUCT AND SERVICES PROVIDED FOR HEREUNDER, AND DISCLAIMS ALL OTHER WARRANTIES. RETAILER ACKNOWLEDGES AND AGREES THAT GSI HAS NOT MADE, NOR DOES HEREBY MAKE, ANY OTHER REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED.

     31.  NOTICES
          -------

          Any notices or writings to be sent hereunder shall be in writing and shall be by personal delivery, facsimile transmission if accompanied by e-mail and/or telephone transmission or by certified or registered mail, return receipt requested, and shall be deemed given upon the earlier of actual receipt, five (5) days after deposit in the mail, or receipt by sender of confirmation of facsimile transmission. Notices shall be sent to the following addresses (or such other address as either party may specify in writing):

               IF TO GSI:        555 South Henderson Road
                                 King of Prussia, PA  19406
                                 Attention:  President

                    Copy to:     David S. Mandel, Esq.
                                 Astor Weiss Kaplan & Rosenblum, LLP
                                 The Bellevue
                                 Broad & Walnut Streets
                                 6th Floor
                                 Philadelphia, Penna., 19102
                                    PH.  215-893-4959
                                    FAX  215-790-0509

               IF TO RETAILER:   920 Foothill Boulevard
                                 La Canada, CA., 91011
                                 Attention: President/Chief Operating
                                 Officer

                    Copy to:     James G. Jones, Esq.
                                 Knapp, Marsh, Jones and Doran
                                 515 South Figueroa Street
                                 Los Angeles, CA  90071
                                 PH.  (213) 627-8471
                                 FAX  (213) 627-7897


     32.  GRANT OF WARRANT TO RETAILER
          ----------------------------

          Upon execution of this Agreement by Retailer, and acceptance thereof by GSI, prior to the announcement of GSI's e-commerce initiative, GSI will deliver to Retailer a warrant to purchase shares of Global Sports, Inc., the parent corporation of GSI, in accordance with the terms set forth in the Warrant Term Sheet attached hereto as Exhibit "B".

          IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to enter into this Agreement with intent to be legally bound hereby, the date and year first above written.


GLOBAL SPORTS INTERACTIVE, INC.:        SPORT CHALET, INC.:

BY: /s/ Michael Rubin                   BY: /s/ Craig Levra
   -----------------------------           --------------------------

Title: President                        Title: President/C.O.O.
      --------------------------              -----------------------

Date: 4/1/99                            Date: 3/31/99
     ---------------------------             ------------------------

                                   EXHIBIT A

                         WEB SITE DEVELOPMENT AGREEMENT
                         ------------------------------

     THIS Web site Development Agreement ("Agreement") dated the ____ day of ______________, 1999 (the "Services Start Date") by and between Global Sports Interactive, Inc., a Pennsylvania corporation (hereinafter referred to as "GSI") with an address of 555 South Henderson Road, King of Prussia, PA 19406 and Sport Chalet, Inc., a Delaware corporation (hereinafter referred to as "Retailer") with an address of 920 Foothill Boulevard, La Canada, California, 91011.

                             W I T N E S S E T H:


     WHEREAS, GSI and Retailer have entered into a E - Commerce Agreement pursuant to which GSI shall provided certain E Commerce services to Retailer, including the development and maintenance of a web site; and

WHEREAS, the parties have elected to enter into this Agreement in order to set forth the terms and conditions pursuant to which GSI shall develop a web site for Retailer.

     NOW, THEREFORE, in consideration of the mutual promises and terms herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged; and intending to be legally bound hereby, the parties hereto agree as follows:

1.   DEFINITIONS

     1.1 "Domain Name" means the domain name specified for the Web site by Retailer from time to time, each of which is owned by the retailer. The initial Domain Name is specified in Attachment B.

     1.2 "E-Commerce Agreement" means the E-Commerce Agreement by and between Retailer to which this Agreement is attached as Exhibit A.

     1.3 "Features Set" means the requirements set forth in Attachment B, as amended or supplemented in accordance with this Agreement.

     1.4 "Intellectual Property Rights" means any and all now known or hereafter known tangible and intangible (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights (of every kind and nature throughout the universe and however designated)

(including logos, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

     1.5 "Milestone Delivery Schedule" means the schedule for development of the Web site set forth in Attachment B.

     1.6 "GSI Content" means product information, text, pictures, sound, graphics, video and other data and assets supplied by GSI, as such materials may be modified from time to time.

     1.7 "GSI Products" means, collectively, the GSI Tools, the GSI Content and the GSI Work Product.

     1.8 "GSI Tools" means any tools, both in object code and source code form, which GSI has already developed or which GSI independently develops or licenses from a third party, excluding any tools which GSI creates pursuant to this Agreement. By way of example, GSI Tools may include, without limitation, toolbars for maneuvering between pages, search engines, Java applets, and ActiveX controls.

     1.9 "Production Schedule" shall mean the schedule agreed upon by the parties for the production of the Retailer's Web site, including the delivery of the Retailer Content and GSI Content by Retailer to GSI.

     1.10 "Retailer Content" means the Domain Name, and the contents of the Retailer's web site pages that describe or are unique to Retailer and does not include product information that is GSI's responsibility. Such retailer content includes, without limitation, Retailer's trademark, copyrights, trade secrets, and confidential information.

     1.11 "Services" means the services provided by GSI hereunder to develop, host and maintain the Web site, in accordance with this Agreement.

     1.12 "Web site" means, collectively, the E - Commerce Shopping Experience and the Retailer Content made available on web pages under the Domain Name.

     1.13 "GSI Work Product" means all HTML files, Java files, graphics files, animation files, data files, technology, scripts and programs, both in object code and source code form, all documentation and any other deliverable used by GSI to create the Web site.

     1.14 "Product Information" shall mean the camera ready image, and descriptive text associated with each and every item of merchandise offered for sale on the web site, plus any sound graphics, or video that may also be supplied by GSI for some or all of these same items of merchandise.

2.   WEB SITE DEVELOPMENT SERVICES

     2.1 Delivery of Initial Retailer Content. As soon as reasonably possible, GSI and Retailer shall agree upon a Production Schedule for the delivery by Retailer to GSI of the Retailer Content that Retailer intends for GSI to incorporate into the Web site. The parties acknowledge that Retailer will be able to deliver certain "static" information, such as store locations, promptly to GSI, and other product information, such as certain merchandise to be sold on the Retailer's Web site, at a later date closer to the Launch Date. The Retailer Content shall be in the format(s) designated by GSI as set forth on Attachment C hereto. Upon Retailer's request, GSI shall assist Retailer in the conversion of the Retailer Content into an acceptable form for use by the Web site.

     2.2 Web site Development Services. At no cost to Retailer, GSI shall provide design, programming and other consulting Services as specified in Attachment B to create the Web site. GSI will provide the Web site to Retailer in accordance with the Milestone Delivery Schedule.

     2.3 Project Liaisons. Each party's primary contact for development efforts shall be the project liaisons specified in Attachment B or the person otherwise designated in writing by Retailer or GSI, as the case may be.

     2.4 Acceptance. GSI shall make available final versions of the Web site for Retailer's review and acceptance. Retailer shall have fifteen (15) days to review and evaluate the Web site (the "Acceptance Period") to assess whether it substantially meets the Features Set. During the Acceptance Period, Retailer shall identify in writing to GSI all aspects of the Web site that do not substantially conform to the Features Set. Upon receipt of Retailer's list of non-conformities, GSI shall correct promptly all such non-conformities so that the Web site does substantially conform to the Features Set and GSI shall extend the Acceptance Period for a second ten (10) day Acceptance Period during which Retailer shall confirm that all non-conformities that were previously identified have been corrected. Notwithstanding the foregoing, the Web site shall be deemed accepted upon the earlier of: (i) its use in commerce, provided however, GSI shall not use the Retailer's Web site in commerce without the Retailer's consent, which shall not be unreasonably withheld or delayed; (ii) Retailer's failure to articulate any non-conformities during an Acceptance Period; or (iii) Retailers acceptance of the Web site; or (iv) GSI's demonstration that all non-conformities have been corrected to Retailer's reasonable satisfaction.

     2.5 The entire web site design, as viewed on-line by customers, including typeset, coloration, backgrounds, and overall look are subject to Retailer's approval, which shall not be unreasonably withheld.

3.   WEB HOSTING AND MAINTENANCE SERVICES

     Following Retailer's acceptance of the Web site pursuant to Section
2.4, GSI shall, at no cost to Retailer, provide the following web hosting and maintenance Services:

     3.1 Hosting Services. GSI shall load the Web site onto server(s) that are connected to the Internet and readily accessible via the Web through use of the Domain Names. GSI shall ensure that the Web site is functional and ready to process transactions in a reasonably efficient manner.

     3.2 Retailer Content. GSI shall upload all Retailer Content, including updates, and product information to the Web site within seven days of delivery to GSI. Upon GSIs prior written consent, Retailer may electronically transmit or upload Retailer Content directly to the Web site.

     3.3 Maintenance Services. GSI shall maintain the Web site so that it functions in a reasonably error free manner. Upon notification of an error in the Web site or of a non-conformity between the Web site and the Features Set, whether from Retailer or from any user of the Web site, GSI shall promptly commence an investigation into the reported error, and GSI shall, upon reproducing such error, use reasonable commercial efforts to correct such error in a timely fashion. During such Maintenance Services, GSI shall ensure that the Web site is functional and ready to process transactions in a reasonably efficient manner, provided, however, GSI may, during low usage periods,
                  --------  -------
temporarily block access to the Web site to perform Web site maintenance during periodic maintenance windows.

     GSI shall use its best efforts to notify Retailer not less than forty-eight hours in advance of any planned maintenance of the Retailer's Web site which will cause GSI to close down the Web site.

     In the event that GSI is forced to close the Retailer's Web site as a result of an emergency, GSI shall use its best efforts to advise Retailer of the emergency within twenty-four hours after it occurs.

4.   ADDITIONAL SERVICES

     4.1 Search Engine Registration. When GSI makes the Web site available to Retailer, GSI shall register the Web Site and Domain Name with all applicable search engines, but at least the top five search engines as rated by frequency of use at GSI's discretion.

     4.2 Domain Name Assistance. If requested by Retailer, GSI shall cooperate with Retailer in registering the Domain Name with InterNIC. Retailer shall own all right, title and interest in and to the Domain Name and all Intellectual Property Rights related thereto. Unless otherwise specified by Retailer, GSI shall, at Retailer's expense, assist Retailer in registration of the Domain Name.

5.   CONSIDERATION

In consideration for Retailer entering into the E Commerce Agreement, at no cost to Retailer, GSI shall perform the Services set forth in this Agreement.

6.   TERM AND TERMINATION

     6.1 Term. The term of this Agreement shall be conterminous with the term of the E-Commerce Agreement and controlled by the provision of Section 2 thereof. In absence of a material breach, this Agreement may only be terminated by the expiration of the term.

     6.2 Termination. Termination of this Agreement shall be governed by the terms of Article 13 of the E - Commerce Agreement.

7.   WARRANTIES AND DISCLAIMERS.

     7.1 Cross Warranties. Retailer warrants as to the Retailer Content, and GSI warrants as to the GSI Products, that any materials and updates or enhancements there to shall not: (a) infringe on the Intellectual Property Rights of any third party or any rights of publicity or privacy; (b) violate any law, statute, ordinance or regulation (including without limitation the laws and regulations governing export control, unfair competition, antidiscrimination or false advertising); (c) be defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (d) be obscene, pornographic, political, or indecent.

     7.2 Representations and Warranties of Each Party. Each party represents and warrants to the other party that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and that it has the power and authority to enter into this Agreement and the transactions contemplated herein; (ii) the consummation of the transactions described by this Agreement shall not conflict with or result in a breach of any of the terms, provisions or conditions of its Articles of Incorporation or Bylaws, or any statute or administrative regulation or of any order, writ, injunction, judgment or decree of any court, regulatory or governmental authority or of any agreement or instrument to which it is a party or by which it is bound or constitute a default thereunder; and (iii) this Agreement has been duly authorized, executed and delivered by it and this Agreement is valid, enforceable and binding upon each party in accordance with its terms.

     7.3 Year 2000. GSI warrants that the Web site shall not suffer any material adverse effect as a result of a failure in any GSI Work Product or GSI Tools to be Y2K Compliant. A product or service which is "Y2K Compliant" is one that provides accurate results using data having date ranges spanning from January 1, 1980 through December 31, 2019 (the "Y2K

Period"). By way of example and not of limitation, "Y2K Compliant" means, with respect to a product or service, that it can currently and shall, during the Y2K Period, continue to (a) manage and manipulate data involving all dates within the Y2K Period (including the fact that the year 2000 is a leap year) without functional or data abnormality related to such dates; (b) manage and manipulate data involving all dates within the Y2K Period without inaccurate results related to such dates; (c) have user interfaces and data fields formatted to distinguish between dates within the Y2K Period; and (d) accurately identify and either reject or correct invalid date data during the Y2K Period. Provided a party otherwise complies with this Section 7.4, it will not be liable to the other party for any failure to perform obligations under this Agreement to the extent such failure arises from a failure to be Y2K Compliant that (1) affects the non-performing party's customers or suppliers or (2) is beyond its reasonable control (e.g., a failure to be Y2K Compliant affecting a governmental entity).

     7.4  Disclaimer. THE WARRANTIES MADE IN THIS SECTION 7 ARE MADE IN LIEU
OF ALL OTHER EXPRESS WARRANTIES, WHETHER ORAL OR WRITTEN AND EXCEPT AS SET FORTH IN THIS SECTION 7, GSI AND RETAILER MAKE NO OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     7.5 GSI warrants that the web site developed by GSI for Retailer will be fit for E-Commerce as defined in the E-Commerce Management Agreement and will be equivalent to the then current, state of the art standards of web sites selling on-line merchandise.

8.   OWNERSHIP

     8.1 Ownership of GSI Products. Retailer hereby acknowledges and agrees that as between Retailer and GSI, GSI owns all right, title and interest in and to the GSI Products and all applicable Intellectual Property Rights thereto. This Agreement confers no ownership interest in the GSI Products to Retailer.

     8.2 Ownership of Retailer Content. GSI hereby acknowledges and agrees that as between GSI and Retailer, Retailer owns all right, title and interest in and to the Retailer Content and all Product Information as defined in paragraph
1.44 and all applicable Intellectual Property Rights thereto. Except for a limited non-exclusive license during the term to use the Retailer Content and product information solely to perform its obligations hereunder, this Agreement confers no ownership interest in the Retailer Content to GSI. This includes all content on each product page, and copy including, but not limited to, pictures, descriptions, features, benefits, about each and every item offered for sale on-line, to the extent Retailer provides such content and such content is not generally available elsewhere.

9.   LIMITATION UPON LIABILITY.

     UNDER NO CIRCUMSTANCES SHALL GSI BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (REGARDLESS OF WHETHER SUCH DAMAGES ARISE OUT OF CONTRACTUAL, NEGLIGENCE OR OTHER LEGAL THEORIES) ARISING FROM OR RELATED TO RETAILER'S OR RETAILER'S CUSTOMERS USE OF OR INABILITY TO ACCESS ANY PART OF THE INTERNET OR RETAILER'S OR RETAILER'S CUSTOMERS RELIANCE ON OR USE OF INFORMATION, SERVICES OR MERCHANDISE PROVIDED ON OR THROUGH THE WEB SITE OR THE SERVICES, OR THAT RESULT FROM MISTAKES, OMISSIONS, INTERRUPTIONS, LOSS, THEFT, OR DELETION OF FILES, ERRORS, DEFECTS, DELAYS IN OPERATION, OR TRANSMISSION, OR ANY FAILURE OF PERFORMANCE. IN NO EVENT SHALL GSI BE LIABLE UNDER THIS AGREEMENT FOR AN AMOUNT THAT EXCEEDS, IN THE AGGREGATE THE AMOUNTS PAID TO RETAILER DURING THE [*] MONTHS PRECEDING THE LAST ACT OR OMISSION GIVING RISE TO SUCH LIABILITY. SHOULD A MATERIAL FAILURE OCCUR, THE RETAILER HAS AT ITS SOLE DISCRETION, THE OPTION TO MODIFY THE TERM OF THE E-COMMERCE MANAGEMENT AGREEMENT TO A NEW TERM ACCEPTABLE TO RETAILER. THE REMEDIES SET FORTH IN THIS SECTION 9 CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO RETAILER UNDER THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE IN ANY RESPECT FOR CLAIMS BROUGHT MORE THAN TWELVE (12) MONTHS AFTER THE LAST ACT OR OMISSION GIVING RISE TO SUCH LIABILITY.

10.  INDEMNITY.

     10.1 Retailer Indemnity. Subject to Section 10.3, Retailer shall defend, indemnify and hold GSI harmless against any third party claim, action, suit or proceeding connected with or arising out of (i) Retailer's gross negligence, willful or intentional misconduct; or (ii) any breach by Retailer of the warranties set forth in Sections 7.1 or 7.2.

     10.2 GSI Indemnity. Subject to Section 10.3, GSI shall defend, indemnify and hold Retailer harmless against any third party claim, action, suit or proceeding connected with or arising out of: (i) GSI's gross negligence, willful or intentional misconduct; or (ii) any breach by GSI of the warranties set forth in Sections 7.1 or 7.2.

     10.3 Mechanic of Indemnities. The indemnifying party's obligations are conditioned upon the indemnified party: (a) giving the indemnifying party prompt written notice of any claim, action, suit or proceeding for which the indemnified party is seeking indemnity; (b) granting control of the defense and settlement to the indemnifying party; and (c) reasonably cooperating with the indemnifying party at the indemnifying party's expense.

11.  MISCELLANEOUS.

     11.1 Incorporation of Certain Provisions of the E-Commerce Agreement. Sections 7, 8, 12, and Sections 17 through 29, inclusive, of the E-Commerce Agreement are hereby incorporated in their entirety into this

Agreement.

     11.2 Interpretation of Agreements. With respect to the subject matter hereof, the E-Commerce Agreement shall control any conflict between the terms of this Agreement and the E-Commerce Agreement.

     11.3 Definitions. Any terms not specifically defined in this Agreement shall be construed in accordance with the definitions given such terms in the E-Commerce Agreement, or if such terms are not defined in the E-Commerce Agreement, then such terms shall be construed in accordance with their every day, common meaning.

12.  MEASURE OF PERFORMANCE.

     GSI shall be responsible to comply with the provisions of Paragraph 13.2 of the E-Commerce Management Agreement, the terms of which are incorporated by reference. GSI's failure to do so shall be a default of both the E-Commerce Management Agreement and this agreement permitting the Retailer to exercis its remedies set forth in paragraph 13.4 of the E-Commerce Management Agreement.

     IN WITNESS WHEREOF, each of the parties have caused their duly authorized representatives to enter into this Agreement to be effected on the Services Start Date.


GLOBAL SPORTS INTERACTIVE, INC.:        SPORT CHALET, INC.:


By: /s/ Michael Rubin                   By: /s/ Craig Levra
   ------------------------------          --------------------------

Title: President                        Title: President/C.O.O.
      ---------------------------             -----------------------

Date:    4/1/99                         Date: 3/31/99
     ----------------------------            ------------------------

Name: Michael Rubin                     Name: Craig Levra
     ----------------------------            ------------------------
     (Please type or print)                  (Please type or print)

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

                                  ATTACHMENT A


                          RETAILER'S ASSET REQUIREMENTS


Product Assets

Elements:      Product Assets should include names, UPCs and prices. No product photography or description are required.


Store Locations

Store location information should include address, phone number and fax numbers store manager's name, store hours (which vary by mall).


Corporate Assets

Corporate Assets may include the following:
Press Releases
Frequently Asked Questions
Contact Information
Jobs Information
Community Programs Information
Annual Reports
Corporate Identity materials including logo


All above information may be submitted at the retailer's discretion, excluding the corporate identity materials and logos, which are mandatory.

*    Please define corporate identity materials.

                                 Attachment B

                               (TO BE COMPLETED)

Domain Name:

Format of Retailer Content:

Project Liaisons:
              For GSE.C:                                  For Retailer:   T.B.A.

FEATURES SET
------------
     1.    PRODUCT SEARCH
     2.    BROWSE CATEGORIES
     3.    RECOMMENDATION TOOLS
     4.    ADVANCE PRODUCT PRESENTATION
     5.    SHOPPING CART
     6.    GIFT GIVING FUNCTIONALITY
     7.    REMOTE PUBLISHING TOOLS FOR HUMAN RESOURCES AND PRESS ROOM
     8.    SALES TAX CONFIGURATION
     9.    PRODUCT REVIEWS
     10.   24/7 CUSTOMER SUPPORT
     11.   AFFILIATE PROGRAM FUNCTIONALITY
     12.   ON LINE GIFT CERTIFICATES
     13.   LAND BASED STORES GIFT CERTIFICATES
     14.   STORE LOCATOR
     15.   FINANCIAL INFORMATION
     16.   FREQUENTLY ASKED QUESTIONS
     17.   COMMUNITY PROGRAMS
     18.   COMPANY PROFILE
     19.   ON LINE ORDER STATUS

MILESTONE DELIVERY SCHEDULE:
---------------------------

TASK                                         ESTIMATED COMPLETION DATE
----                                         -------------------------
DISCOVERY AND PLANNING                              MARCH 15, 1999
COMMENCE ENGINE ENGINEERING                         JULY 31, 1999
ESTABLISH FULFILLMENT CAPABILITIES                  APRIL 30, 1999
RETAILER WEB SITE DEVELOPMENT                       JULY 31, 1999
QUALITY CONTROL REVIEW AND REVISIONS                AUGUST 21, 1999
ALPHA TESTING                                       SEPTEMBER 1, 1999
BETA  (SOFT LAUNCH)                                 SEPTEMBER 30, 1999
WEB SITE LAUNCH TO GENERAL PUBLIC                   OCTOBER 1 - DECEMBER 1, 1999
MEDIA AND PROMOTIONS                                OCTOBER 1 - DECEMBER 1, 1999

                                 ATTACHMENT C

                           ASSET SUBMISSION GUIDELINES

This section details how to submit assets.

Source Assets and Final Assets
--------------------------------------------------------------------------------

We require source files for all assets. This means if an image is originally constructed as a layered RGB Photoshop file at 100x500 pixels, we need that file, even if the final file is a flattened 4-bit GIF at 20x100.

We allow the submission of final assets in some cases, but only by prior arrangement and only in addition to an up-to-date source file. All submitted assets are subject to review and verification by production staff.

Media and Format
--------------------------------------------------------------------------------

We routinely receive assets in the following media and formats.

Digital Media
--------------------------------------------------------------------------------

     Media:
     SyQuest 44mb, 88mb, 200mb, CD-ROM (including PhotoCD), Zip, Jaz,
     3.5" floppy.

     Format:
     Win16, Win-32, or Macintosh

     File Formats:
     Text:  Raw, MS Word 95, RTF, HTML

     Bitmap Graphics:
     Photoshop, TIFF, PCD (PhotoCD), EPS, PICT (JPEG and GIF for final files only and only along with source files)

     PostScript Graphics:
     EPS, Illustrator (7.0 preferred)

     Video:
     QuickTime

     Audio:
     WAV, AIFF, MIDI


Non-Digital Media
--------------------------------------------------------------------------------

Contact us to discuss needs and capabilities before submitting any non-digital assets.


Asset Submission
--------------------------------------------------------------------------------

We prefer to receive assets via FTP (file transfer protocol) although we gladly accept assets via standard package delivery services (i.e., FedEx, USPS, UPS, etc.).

Submission via FTP

FTP Area:  ftp.globalsportsinteractive.com

Assets should be left in "Incoming" which is a level below the initial directory. Once assets have been transferred, e-mail confirmation is required.

Submission via Package Delivery

If you wish to submit assets via standard package delivery services, please address the package to this address:

Address TBD

If you are submitting hard assets like brochures, photographs, etc. please be sure to ship them in a reinforced container to prevent damage to the assets while in transit.

If you are submitting digital media like SyQuests, Zip disks, Jaz disks, etc., be sure to ship them in a well-padded, reinforced container.

                                  EXHIBIT "B"
                                  ----------

                               WARRANT TERM SHEET


1.   Grant of Warrants             As part of its E-Commerce Initiative, Global
                                   Sports, Inc. ("Global") intends to provide all sporting goods and/or athletic footwear and apparel retailers who execute a contract with Global to become part of Global's E-
                                   Commerce Initiative (the "Retailers") prior to the public announcement of such initiative the opportunity to receive warrants to purchase shares of Global common stock based on the terms and conditions outlined in this Term Sheet.

2.   Amount of Warrants            Warrants will be granted for a total exercise
                                   amount of [*]. Each Retailer will receive a warrant to purchase its pro rata share of the total exercise amount based on the proportion that such Retailer's net sales (including sales by such Retailer's franchisees, if any) for its most recent fiscal year bears to the total net sales of all Retailers participating in the E-Commerce Initiative
                                   (including sales by all such Retailers'
                                   franchisees, if any).

3.   Security                      Warrant to purchase Global common stock. The
                                   period during which the warrant may be
                                   exercised will be one year from the date of public announcement of Global's E-Commerce
                                   Initiative. The warrant and the shares of common stock issuable upon exercise of the warrant will be offered and sold to the Retailers pursuant to an exemption from the Securities Act of 1933, as amended. As a result, such shares will be restricted securities within the meaning of that Act, and the resale of such shares will be subject to certain restrictions, including a one year holding period.

4.   Warrant Exercise Price        The warrant exercise price will be equal to
                                   the average of the closing bid and asked prices for a share of Common Stock for the 20 trading days ending on the trading day immediately preceding the public announcement of Global's
                                   E-Commerce Initiative.

5.   Issuance of Warrant           Global will issue the warrants to
                                   participating Retailers effective as of the public announcement of Global's E-Commerce
                                   Initiative which is expected to occur by March 31, 1999.

6.   Confidentiality               This Term Sheet is not to be disclosed to any
                                   party other than the employees or advisors of the Retailers receiving this Term Sheet who need to know the terms set forth herein for the purpose of evaluating such Retailer's participation in Global's E-Commerce
                                   Initiative.

7.   Other                         This Term Sheet is only intended to serve as
                                   a general outline of the major terms of
                                   Global's proposed grant of warrants in
                                   accordance with the terms and conditions set forth herein. This Term Sheet does not constitute an offer or sale of the shares by Global. This Term Sheet does not constitute a commitment or binding agreement to grant such securities. such commitment or binding agreement can only be created by definitive agreements which will need to be negotiated and executed.